Exhibit 99.1

News Release

Media Contacts:	David Caouette	Investor Contacts:	Eva Boratto
	(908) 423-3461		(908) 423-5185

	Amy Rose		Michael Nally
	(908) 423-6537		(908) 423-4465

Merck Reports Third-Quarter 2008 Financial Results

•	Company Announces Third-Quarter 2008 Non-GAAP EPS of $0.80, Excluding 29 Cents of Restructuring Charges; Third-Quarter GAAP EPS of $0.51

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2008 Global Restructuring Efforts Expected to Reduce Workforce by 12 Percent; Cumulative Savings of $3.8 to $4.2 Billion Expected from 2008 to 2013 and Pretax Costs of $1.6 Billion to $2.0 Billion Through 2011

•	JANUVIA and JANUMET, Treatments for Type 2 Diabetes, and ISENTRESS, Merck’s HIV Medicine, Deliver Strong Growth as Worldwide Launches Continue

•	Merck Anticipates Full-Year 2008 EPS Range of $3.28 to $3.32, Excluding Certain Items, and GAAP 2008 EPS Range of $3.45 to $3.55

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Merck Anticipates 2005 to 2010 Compound Annual Non-GAAP EPS Growth in Mid-to-High Single-Digits, Excluding Certain Items; GAAP EPS Compound Annual Growth Rate Expected to Increase by Double-Digits Over Same Period

WHITEHOUSE STATION, N.J., Oct. 22, 2008 – Merck & Co., Inc. today announced financial results for the third quarter of 2008, provided financial guidance for 2008 and 2010, and outlined additional steps in its continuing efforts to position the Company for success in a rapidly evolving industry.

Merck reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) of $0.80 for the third quarter of 2008, excluding $0.29 of restructuring charges. GAAP EPS for the third quarter were $0.51. Third quarter worldwide sales were $5.9 billion, a decrease of 2 percent from the third quarter of 2007. Foreign exchange for the third quarter favorably affected global sales performance by 4 percent. Net income for the third quarter of 2008 was $1,092.7 million compared with $1,525.5 million in the third quarter of 2007, which include aftertax restructuring charges of $612 million and $117 million, respectively. For the first

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nine months of 2008, worldwide sales were $17.8 billion and net income was $6,163.6 million. A reconciliation of EPS as reported in accordance with GAAP to EPS that excludes certain items is provided in the table that follows:

	Quarter Ended Sept. 30		Nine Months Ended Sept. 30
	2008	2007	2008	2007
GAAP EPS	$0.51	$0.70	$2.86	$2.24
EPS impact of items*	0.29	0.05	(0.31)	0.16

Non-GAAP EPS that excludes certain items listed below[1]	$0.80	$0.75	$2.55	$2.40

* Amount calculated as follows (in millions except per share amounts)	Third-Quarter 2008	Third-Quarter 2007	Nine Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2007
Gain on distribution from AstraZeneca	$—	$—	$(2,223)	$—
Costs related to 2008 global restructuring program	720	—	720	—
Costs related to 2005 global restructuring program	127	178	330	536
Net decrease (increase) before income taxes	847	178	(1,173)	536
Income tax (benefit) expense impact on above items	(235)	(61)	503	(185)
Decrease (increase) in net income	$612	$117	$(670)	$351
EPS impact of items	$0.29	$0.05	$(0.31)	$0.16

“Merck’s third quarter results show continued strong growth in a number of our recently launched products and the efficiencies we have realized throughout the business,” said Richard T. Clark, chairman, president and chief executive officer. “Since 2005, Merck has anticipated and aggressively prepared for the changing industry environment by restructuring our business and transforming the way in which we discover, manufacture and provide our products.

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[1]

Merck is providing information on 2008 and 2007 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the Company's performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

“Our focus remains on increasing revenue from our new and in-line products, fully funding innovative R&D, investing in growth opportunities, such as emerging markets, and becoming the most trusted partner in delivering value to our customers. With the right long-term strategy and our efforts to reshape Merck’s business, including today’s actions, I am confident we are building a solid foundation for achieving industry-leading performance in the future,” Clark added.

“However, our current sales trends for key products, compounded by known industry and emerging economic factors, have led us to reassess the environment in which we expect to be operating between now and 2010,” he said. “In light of these considerations, we have revised our financial guidance over this time period.”

Quarterly Financial Highlights

Materials and production costs were $1.5 billion for the quarter, a decrease of 3 percent from the third quarter of 2007. The third-quarter costs for 2008 and 2007 include $59 million and $129 million, respectively, for expenses associated with the Company’s global restructuring programs. The gross margin was 75.1 percent for the third quarter of 2008 and includes a 1 percentage point unfavorable impact from restructuring costs. For the third quarter of 2007, gross margin was 75.0 percent and reflected a 2.1 percentage point unfavorable impact due to restructuring costs.

Marketing and administrative expenses were $1.7 billion for the third quarter of 2008, a decrease of 11 percent from the third quarter of 2007. Included in marketing and administrative expenses in the third quarter of 2007 was a $70 million reserve solely for future legal defense costs for VIOXX litigation.

Research and development expenses were $1.2 billion for the quarter, a decrease of 19 percent from the third quarter of 2007. Expenses for the third quarter include $31 million for costs associated with the Company’s global restructuring programs. For the third quarter of 2007, research and development expenses included a $325 million acquired research charge associated with the purchase of NovaCardia, Inc. Research and development expenses grew 2 percent for the quarter adjusting for the NovaCardia charge in 2007 and restructuring in 2008.

Restructuring costs, primarily related to employee separation costs associated with the Company’s global restructuring programs, were $757 million for the third quarter of 2008 and $49 million for the third quarter of 2007. Of that third quarter 2008 total, $102 million were from the 2005 program and $655 million were from the 2008 program announced today.

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Total overall costs associated with the Company’s global restructuring programs included in materials and production, research and development, and restructuring costs were $847 million and $178 million for the third quarter of 2008 and 2007, respectively, primarily comprised of employee separations and accelerated depreciation.

Equity income from affiliates was $666 million in the third quarter of 2008, a decrease of 13 percent from the third quarter of 2007 as a result of lower contributions from the Merck/Schering-Plough joint venture and AstraZeneca LP.

Other (income) expense, net, for the third quarter was $62 million and includes the impact of $88 million of recognized losses in the Company’s investment portfolio. During the quarter, Merck maintained a balance of approximately $19 billion in cash and investments, which includes nearly $6 billion that has been pledged as collateral for certain items, including the VIOXX settlement.

Merck’s third-quarter 2008 effective tax rate was 22.6 percent. The effective tax rate excluding the impact of restructuring charges was 24.5 percent.

Global Restructuring Efforts

Merck remains confident in the progress it is making in creating a new business model that is more customer-centric, more agile and has a variable cost structure that enables investment in key growth areas such as research and development and new products and markets.

Merck today outlined the next steps in the Company’s ongoing efforts to reduce its cost structure, increase efficiency and enhance competitiveness. As part of the 2008 restructuring plan, Merck expects to eliminate approximately 7,200 positions — 6,800 active employees and 400 vacancies — across all areas of the Company worldwide by the end of 2011. About 40 percent of the total reductions will occur in the United States. To streamline management layers across the Company, Merck will reduce its total number of senior and mid-level executives by approximately 25 percent. These positions are in addition to the 10,400 positions eliminated as part of the 2005 restructuring program, which was substantially complete at the end of September 2008. As of Sept. 30, Merck has approximately 56,700 employees.

The restructuring effort will involve all areas of the Company. For example, Merck will accelerate the rollout of a new, more customer-centric selling model designed to provide Merck with a meaningful competitive advantage and help physicians, patients and payers, improve

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patient outcomes. The Company also will make greater use of outside technology resources, centralize common sales and marketing activities, and consolidate and streamline its operations. Merck’s manufacturing division will further focus its capabilities on core products and outsource non-core manufacturing. In addition, Merck is enhancing its research operations to expand access to worldwide external science and incorporate it as a key component of the Company’s pipeline, and ensure a more sustainable pipeline by translating basic research productivity into late-stage clinical success. As a result, basic research operations will be organized to consolidate work in support of a given therapeutic area into one of four locations. This will provide a more efficient use of research facilities and result in the closure of three basic research sites in Tsukuba, Japan; Pomezia, Italy; and Seattle by the end of 2009.

Merck expects the 2008 program to yield cumulative pretax savings of $3.8 billion to $4.2 billion from 2008 to 2013. These are in addition to the cumulative pretax savings of $4.5 to $5.0 billion which the Company remains on track to achieve at the end of the 2005 – 2010 period.

The Company anticipates pretax restructuring costs of $250 million to $450 million will be recorded in the fourth quarter of this year. This global restructuring program is expected to be completed by the end of 2011 with the total pretax costs estimated to be $1.6 billion to $2.0 billion. The Company estimates that two-thirds of the cumulative pretax costs will result in future cash outlays, primarily from employee separation expense. Approximately one-third of the cumulative pretax costs are non-cash, relating primarily to the accelerated depreciation of facilities to be closed or divested.

Financial Guidance

Merck anticipates a full-year 2008 non-GAAP EPS range of $3.28 to $3.32 that adjusts for certain items and a 2008 GAAP EPS range of $3.45 to $3.55. The 2008 GAAP guidance includes:

•	A pretax charge of approximately $1.3 billion to $1.5 billion associated with the Company’s global restructuring programs.

•	The $2.2 billion pretax gain from a distribution from the AstraZeneca limited partnership.

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A reconciliation of anticipated 2008 EPS as reported in accordance with GAAP to non-GAAP EPS that adjusts for certain items is provided in the table that follows:

Full-Year 2008
GAAP EPS	$3.45 to $3.55
EPS impact of items*	$(0.17) to $(0.23)
Non-GAAP EPS that excludes certain items listed below	$3.28 to $3.32

* Amount calculated as follows (in millions except per share amounts)	Full-Year 2008
Costs related to the global restructuring programs	$1,500 to $1,300
Gain on distribution from AstraZeneca	(2,223)
Net (increase) decrease before income taxes	(723) to (923)
Income tax expense (benefit) on above items	367 to 427
(Increase) decrease in net income	$(356) to $(496)
EPS impact of items	$(0.17) to $(0.23)

Details on Merck’s full-year 2008 financial guidance can be found on page 11 of this news release.

The Company had previously provided guidance on the 2005 to 2010 time period. Merck anticipates non-GAAP revenues, including 50 percent of the revenues from our joint ventures, will have a compound annual growth rate of 2 to 4 percent from 2005 to 2010. Merck’s GAAP reported sales, excluding 50 percent of the revenues from our joint ventures, is expected to have a compound annual growth rate of 1 to 3 percent from 2005 to 2010. Non-GAAP EPS compound annual growth rate from 2005 to 2010 is expected to be in the mid-to-high single-digits, excluding certain items. Merck anticipates EPS compound annual growth rate on a GAAP basis to increase by double-digits over the same period. The non-GAAP EPS guidance excludes restructuring charges and net tax charges of $0.43 per share in 2005 and charges related to the 2008 restructuring program of $100 million to $400 million in 2010. For the purpose of the 2010 guidance, the Company is excluding any one-time gains that may result from AstraZeneca exercising its option with respect to AstraZeneca LP.

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Product Performance Highlights

JANUVIA (sitagliptin), Merck’s first-in-class DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $379 million in the third quarter of 2008 compared with $185 million in the same quarter in 2007. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, recorded sales of $101 million during the quarter compared with $19 million in the same quarter in 2007.

Worldwide sales of ISENTRESS (raltegravir), Merck’s first-in-class HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection in treatment-experienced adult patients, were $107 million in third-quarter 2008. Merck launched ISENTRESS in the United States in October 2007.

Total worldwide sales of Merck’s other promoted medicines, which include JANUVIA, JANUMET and ISENTRESS, were $2.0 billion for the third quarter, representing a 21 percent increase compared with the third quarter of 2007. Merck’s portfolio of medicines are approved to treat a broad range of medical conditions, including glaucoma, migraine, pain, diabetes, HIV/AIDS and other infectious diseases.

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.0 billion for the third quarter of 2008, an increase of 1 percent compared with the third quarter of 2007. SINGULAIR continues to be the No. 1 prescribed branded product in the U.S. respiratory market2.

Combined worldwide sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), as reported by the Merck/Schering-Plough joint venture, were $1.1 billion for the third quarter of 2008, representing a 15 percent decrease compared with the third quarter of 2007. Worldwide sales of ZETIA, marketed as EZETROL outside the United States, were $534 million in the third quarter of 2008, a decrease of 12 percent compared with the previous year’s third quarter. Third-quarter 2008 worldwide sales of VYTORIN, marketed outside the United States as INEGY, were $567 million, a decrease of 18 percent compared with the third quarter of 2007. The Company records the results from its interest in the Merck/Schering-Plough joint venture in equity income from affiliates.

Worldwide sales of Merck’s antihypertensive medicines COZAAR (losartan potassium) and HYZAAR 3 (losartan potassium and hydrochlorothiazide) were $888 million for the third quarter of 2008, a 9 percent increase compared with the third quarter of 2007. COZAAR and HYZAAR are among the leading medicines in the angiotensin receptor blocker class.

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[2]	Source: IMS NPA
[3]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

Worldwide sales of FOSAMAX (alendronate sodium) and FOSAMAX PLUS D (alendronate sodium/cholecalciferol), which is marketed as FOSAVANCE throughout the European Union, were $354 million for the third quarter of 2008, representing a decrease of 51 percent compared with the third quarter of 2007. Since most formulations of these medicines have lost U.S. marketing exclusivity, the Company is experiencing a significant decline in sales in the United States within the FOSAMAX franchise.

Worldwide sales of the Company’s cervical cancer vaccine GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant) as recorded by Merck, were $401 million for the third quarter of 2008, a decrease of 4 percent from the third quarter of 2007. Vaccines in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur-MSD, and the results from its interest in the joint venture are recorded in equity income from affiliates.

ZOSTAVAX, the Company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $11 million for the third quarter of 2008 as compared to $61 million for the third quarter of 2007. Sales in the quarter were impacted by bulk vaccine supply issues that caused delays in the fulfillment of customer orders. Merck expects to fill the current customer back orders by the end of the year.

Worldwide sales of ROTATEQ (rotavirus vaccine, live, oral, pentavalent), Merck’s vaccine to help protect children against rotavirus gastroenteritis and one of the world’s leading rotavirus vaccines, as recorded by Merck, were $134 million in the third quarter of 2008, a decrease of 21 percent from the third quarter of 2007. In third quarter 2007, the Company recognized $51 million in revenue as a result of a government purchase for the Center for Disease Control and Prevention’s Strategic National Stockpile.

Worldwide sales of Merck’s other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $430 million for the third quarter of 2008, comparable with the same period a year earlier. In addition, Merck now anticipates that the Company’s HIB-containing vaccines, PedvaxHIB and COMVAX, will return to the U.S. market in mid-2009.

Merck records ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $375 million in the third quarter of 2008.

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TREDAPTIVE/CORDAPTIVE Update

The launch of TREDAPTIVE/CORDAPTIVE in Europe and other markets will be delayed due to a manufacturing-related issue. Merck is committed to quickly resolving the issue and to making TREDAPTIVE/CORDAPTIVE available as soon as possible.

Last week, Oxford University issued a press release announcing that it expects to enroll an additional 5,000 patients in the HPS2-THRIVE study to increase the total study population size to 25,000 patients. The study was initially expected to be complete in 2013; the addition of the 5,000 patients may allow the study to be completed earlier.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s third-quarter sales and earnings conference call today at 9:00 a.m. EDT by visiting the Newsroom section of Merck’s Web site, www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 12 p.m. EDT today through 5 p.m. EDT on Oct. 29. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 65968968.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Forward-Looking Statement

This news release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no

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obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2007 and in any risk factors or cautionary statements contained in the Company’s periodic reports on Form 10-Q or current reports on Form 8-K, which the Company incorporates by reference.

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Merck Financial Guidance for 2008

Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2008 are as follows:

PRODUCT	WORLDWIDE 2008 SALES
SINGULAIR (Respiratory)	$4.3 to $4.5 billion
COZAAR/HYZAAR (Hypertension)	$3.5 to $3.7 billion
GARDASIL (as recorded by Merck & Co., Inc.)	$1.4 to $1.6 billion
Other Vaccines (as recorded by Merck & Co., Inc.)	$2.6 to $2.8 billion
FOSAMAX (Osteoporosis)	$1.4 to $1.7 billion
Other reported products*	$7.8 to $8.2 billion

*	Other reported products comprise: ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, ISENTRESS, JANUVIA, JANUMET, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC, ZOCOR and ZOLINZA.

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Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2008, Merck anticipates that these revenues will be approximately $1.5 billion to $1.7 billion.

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Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and Sanofi-Pasteur MSD combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.3 billion to $2.5 billion for 2008.

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Product gross margin (PGM) percentage is estimated to be approximately 77 percent to 78 percent for the full-year 2008. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2008.

•	Marketing and administrative expense is anticipated to be approximately $7.4 billion to $7.6 billion.

•	Research and development expense (which excludes joint ventures) is anticipated to be approximately $4.7 billion to $4.9 billion.

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As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2008. The aggregate 2008 pretax expense related to these activities is estimated to be in the range of $1.3 billion to $1.5 billion.

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The consolidated 2008 tax rate is estimated to be approximately 18 percent to 21 percent. This guidance does not reflect the tax rate impact of the gain on distribution from AstraZeneca or restructuring costs. The effective tax rate to be applied to the AstraZeneca gain and the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.

•	Merck plans to continue its stock buyback program in 2008. As of Sept. 30, 2008, $2.6 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.

Given these guidance elements, Merck anticipates full-year 2008 non-GAAP EPS of $3.28 to $3.32, excluding certain items, and 2008 GAAP EPS in the range of $3.45 to $3.55.

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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended September 30, 2008, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Quarter Ended September 30 (Unaudited)
	2008	2007	% Change
Sales	$5,943.9	$6,074.1	(2)%

Costs, Expenses and Other
Materials and production(1)	1,477.9	1,517.7	(3)
Marketing and administrative(2)	1,730.3	1,951.4	(11)
Research and development(3)	1,171.1	1,440.5	(19)
Restructuring costs(4)	757.5	49.3	*
Equity income from affiliates	(665.6)	(768.5)	(13)
Other (income) expense, net(5)	61.8	(180.9)	*

Income Before Taxes	1,410.9	2,064.6	(32)

Taxes on Income(6)	318.2	539.1

Net Income	$1,092.7	$1,525.5	(28)

Average Shares Outstanding Assuming Dilution	2,135.6	2,192.8

Earnings per Common Share Assuming Dilution	$0.51	$0.70	(27)

*	> 100%
(1)	Includes restructuring costs of $59 million in the third quarter of 2008 and $129 million in the third quarter of 2007 primarily related to accelerated depreciation associated with Merck’s global restructuring programs.
(2)	Includes the impact of reserving an additional $70 million in the third quarter of 2007 solely for future legal defense costs for VIOXX litigation.
(3)	Includes restructuring costs of $31 million in the third quarter of 2008. Includes acquired research expense of $325 million related to the acquisition of NovaCardia, Inc. in the third quarter of 2007.
(4)	Restructuring costs represent separation and other related costs associated with the global restructuring programs.
(5)	Includes $88 million of recognized losses in the Company’s investment portfolio in the third quarter of 2008. Includes a net gain of approximately $100 million in the third quarter of 2007 related to the settlements of certain patent disputes.
(6)	The third quarter 2008 effective tax rate was 22.6%. The effective tax rate excluding the impact of restructuring charges was 24.5%.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the nine months ended September 30, 2008, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Nine Months Ended September 30 (Unaudited)
	2008	2007	% Change
Sales	$17,817.9	$17,954.8	(1)%

Costs, Expenses and Other
Materials and production(1)	4,112.5	4,595.9	(11)
Marketing and administrative(2)	5,515.0	5,837.2	(6)
Research and development(3)	3,418.7	3,501.0	(2)
Restructuring costs(4)	929.4	170.9	*
Equity income from affiliates	(1,840.7)	(2,180.2)	(16)
Other (income) expense, net(5)	(2,197.4)	(521.2)	*

Income Before Taxes	7,880.4	6,551.2	20

Taxes on Income(6)	1,716.8	1,644.9

Net Income	$6,163.6	$4,906.3	26

Average Shares Outstanding Assuming Dilution	2,156.8	2,187.4

Earnings per Common Share Assuming Dilution	$2.86	$2.24	28

*	> 100%
(1)	Includes restructuring costs of $90 million in the first nine months of 2008 and $366 million in the first nine months of 2007 primarily related to accelerated depreciation associated with Merck’s global restructuring programs.
(2)	Includes the impact of reserving an additional $40 million in 2008 solely for future legal defense costs for FOSAMAX litigation and $280 million in 2007 solely for future legal defense costs for VIOXX litigation.
(3)	Includes restructuring costs of $31 million in 2008 and acquired research expense of $325 million related to the acquisition of NovaCardia, Inc. in 2007.
(4)	Restructuring costs represent separation and other related costs, as well as gains on sales of facilities and related assets in 2008, associated with the global restructuring programs.
(5)	Other (income) expense, net in the first nine months of 2008 reflects a $2.2 billion gain related to a distribution from AstraZeneca LP, a $300 million expense for a contribution to The Merck Company Foundation, a $249 million gain on the sale of the Company’s remaining worldwide rights to AGGRASTAT, $108 million of recognized losses in the Company’s investment portfolio and a $58 million charge in connection with the resolution of an investigation into whether the Company violated state consumer protection laws with respect to the sales and marketing of VIOXX. Other (income) expense, net in the first nine months of 2007 primarily reflects the favorable impact of gains on sales of assets and product divestitures, as well as a net gain on the settlements of certain patent disputes.
(6)	The effective tax rate was 21.8% for the first nine months of 2008. The effective tax rate excluding the impacts of the gain on distribution from AstraZeneca LP and restructuring charges was 18.1% reflecting a net benefit of approximately six percentage points primarily relating to the favorable impact of tax settlements and the realization of foreign tax credits.